Exhibit 10.6

Termination Agreement

This Termination Agreement ("Agreement") is entered into as of July 1, 2017 (the "Effective Date") by and between Foamix Pharmaceuticals Ltd., a company organized under the laws of the State of Israel, whose principal place of business is located at 2 Chaim Holzman St., Rehovot, Israel, (the "Company") and Dr. Dov Tamarkin (“Executive”).

WHEREAS	The Executive has been an employee of the Company since its incorporation in 2003; and

WHEREAS
The Company and the Executive have executed an employment agreement on January 2, 2003 (the "Original Agreement"), which agreement was superseded by an employment agreement dated August 22, 2014 (the "Employment Agreement"); and

WHEREAS
The Executive and the Company have agreed to terminate the Executive's employment with the Company, in accordance with the terms of the Employment Agreement and with the provisions of the Company's compensation policy, as approved by the Company's shareholders on June 22, 2015 (the "Compensation Policy"); and

WHEREAS
The Executive and the Company wish to set forth herein all terms and conditions applicable to the termination of the Executive's employment in the Company, according to the Employment Agreement and the Compensation Policy.

NOW THEREFORE, in consideration of the mutual promises, covenants and other agreements contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Termination of Employment

1.1.
The Executive's employment with the Company will terminate and the Employment Agreement shall stand terminated (except as specified in Section 1.2.3 below and except for Exhibit B of the Employment Agreement - Company’s Proprietary Information, Confidentiality and Non-Competition Agreement (the "PI&C Agreement"), which shall remain in effect indefinitely) as of the Effective Date.

1.2.	Following the Effective Date:

1.2.1.	The Executive shall neither be required to perform his duties as the Chief Executive Officer (CEO) of the Company, nor present itself and/or act as an executive officer of the Company.

1.2.2.
However, the Executive shall cooperate with the Company and use his best efforts to assist the transition of his office to the person or persons who will assume his responsibilities, as shall be coordinated from time to time between the Chairman of the Company's Board of Directors (the "Board")  and the Executive.

1.2.3.
Notwithstanding the provisions of Section 1.1 above (and in accordance with the provisions of the Employment Agreement and the Compensation Policy), the Executive shall be entitled to all payments and benefits due to him under the provisions of Sections 5 (Salary), 6 (Insurance and Social Benefits), and 7 (Additional Benefits) of the Employment Agreement for the six-month period commencing as of the Effective Date (the "Notice Period"). Such payments and benefits shall be paid to the Executive, unless agreed otherwise between the Executive and the Company, within 5 days from the Effective Date.

1.2.4.
The Company shall provide to the Executive any documentation which is customarily provided upon termination of employment (e.g. termination letter, release letters to the Executive's pension funds/managers' insurance schemes, etc.).

1.2.5.
Subject to all legally-required approvals (including, without limitation the approvals of the Compensation Committee, the Board and the shareholders' meeting, as applicable) the Company shall pay to the Executive a bonus for his performance in the year 2017, based on the guidelines and principles of the Compensation Policy and on the recommendations of the Compensation Committee and the Board.

1.2.6.
Commencing on the Effective Date, and as long as the Executive shall serve as a director or as an observer in the Board, the Executive shall be entitled to the Board participation, meeting fees and long term incentives payable by the Company to Non-Executive Directors.

2.	The Severance Period

2.1.
Within 10 days of the commencement of the twelve-month period commencing upon the lapse of the Notice Period (hereinafter: the "Severance Period"), the Company shall pay the Executive an amount equal to 12 (twelve) times the Salary (as such term is defined in the Employment Agreement). Executive may retain Company's cellphone, and PC, etc. during the Severance Period.

2.2.
For the avoidance of doubt, and without derogating from the provisions of Sections 1.3 and 2.2 above, it is hereby agreed that the Executive shall not be entitled to any other rights and/or benefits under the Employment Agreement during and/or in connection with the Severance Period.

3.	Consulting Services

3.1.
Throughout the Notice Period and the Severance Period the Executive shall act as the Company's Chief Scientific Advisor and shall provide to the Board (and/or to a sub-committee of the Board as may be resolved by the Board from time to time) scientific advisory services, as shall be requested by the Company Board from time to time (the "Services"). Such Services may include, among other things, consulting with regard to research and development, collaboration with third parties, partnering with academic institutes etc.  The scope, duration and timing of the Services shall be coordinated between the Board and the Executive (it being acknowledged that the Executive is not expected to provide the Services on a full-time and/or daily basis).

3.2.
In order to facilitate the provision of the Services, the Company shall provide the Executive, throughout the Notice Period and the Severance Period, an office and secretarial services (on an as-needed basis and as shall be coordinated between the Company's CEO and/or Israel country head and the Executive), and shall set a budget, including travel, insurance, registration and participation fees and other reasonable expense, with regard to the Executive's participation in up to 6 (six) conferences per annum, as shall be approved by the Chairman of the Board from time to time. The Chairman of the Board may also approve the retention of consultants and/or other service providers who shall assist the Executive in the performance of the Services.

3.3.	The Executive shall provide the Services as an independent contractor and shall neither be deemed, nor present himself, as an employee, executive officer and/or agent of the Company.

3.4.
The Executive shall refer to the Chairman of the Board and/or to the CEO of the Company any business and/or development opportunity related to the Company's business (as currently conducted and as shall be conducted throughout the Notice Period and the Severance Period) and/or any query and/or contact made by any actual or potential shareholder of the Company and/or by analysts, investments bankers, etc., which shall come to his knowledge.

3.5.	The Executive shall not be entitled to any additional compensation in connection with the provision of the Services.

3.6.
The Board may review the provision of the Services from time to time, and may, upon discussion with the Executive and in view of issues such as conflicts of interest, performance, etc. limit and/or adjust the scope of the Services, as required.

4.	Equity-Based Compensation

4.1
Any and all equity-based compensation (i.e. options to purchase the Company's ordinary shares of NIS 0.16 par value each and Restricted Share Units granted under the Company's 2015 Israeli Share Incentive Plan and the Company's 2009 Israeli Share Option Plan) previously granted to the Executive shall continue to vest (according to the respective terms of each grant) during the Notice Period and afterwards, as long as the Executive provides the Services to the Company.

4.2	Subject to the approval of the shareholders' meeting, and in furtherance of the Board decision of February 21, 2017, the Company shall:

4.2.1	Award the Executive 137,428 options under the Company’s 2015 Israeli Share Incentive Plan; and

4.2.2	Award the Executive 45,750 Restricted Share Units under the Company’s 2015 Israeli Share Incentive Plan

The options granted to the Executive as aforesaid will be granted at an exercise price equal to the average market price of the Company's ordinary shares of NIS 0.16 par value each during the 30 trading days prior to the grant date and shall vest over 4 years in equal parts, so that 25% of the options shall vest upon the first anniversary of the grant date and thereafter 6.25% shall vest every three months (all provided that the Executive still provides the Services to the Company at such time).

The Restricted Share Units will also vest over 4 years in equal parts, so that 25% of the Restricted Share Units shall vest upon the first anniversary of the grant date and thereafter 6.25% shall vest every three months (all provided that the Executive still provides the Services to the Company at such time).

5.	Freedom of Occupation

Commencing as of the Effective Date and until the lapse of the Severance Period, Executive may, subject to the provisions of the PI&C Agreement and to his undertakings under Sections 1.2.2 and 1.3.1 above, engage in any occupation and/or any business and/or other activity as he shall see fit, provided however that he shall not put himself in any position that may in any way raise a conflict of interest between Executive or any member of Executive's family and the Company.

6.	Waiver and Release

Subject to the full and timely performance of all of the Company's undertakings under Sections 1.2.3, 2.1, 1.3.3 and 4 above, Executive hereby irrevocably waives any and all rights, claims and/or remedies that he has or may have against the Company and/or its directors, officers and/or employees.

7.	Miscellaneous

7.1.	The preamble to this Agreement constitutes an integral part hereof. Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

7.2.
The laws of the State of Israel shall apply to this Agreement and the sole and exclusive jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court.

7.3.
The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationships between the parties hereto (subject to applicable mandatory provisions of law).

7.4.
The Company shall withhold, or charge Executive with all taxes and other compulsory payments as required under all applicable laws with respect to all payments, benefits and other compensation payable to Executive in connection with this Agreement.

7.5.	The Company shall be entitled to offset from any payments to which Executive shall be entitled hereunder, any amounts which the Company shall be entitled to receive from Executive at such time.

7.6.
No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

7.7.
In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

7.8.
This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements (including without limitation, the Original Agreement and the Employment Agreement) and correspondence with regard to all subject matters hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

7.9.	This Agreement does not affect Executive's rights and obligations as a shareholder and/or director of the Company.

7.10.
Executive acknowledges and confirms that, subject to any applicable disclosure duties (whether under any applicable law and/or NASDAQ rules and/or otherwise) all terms of this Agreement are personal and confidential, and undertakes to keep such terms in confidence and refrain from disclosing such terms to any third party.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company: Foamix Pharmaceuticals Ltd. By: /s/ David Domzalski David Domzalski CEO	/s/ Ilan Hadar Ilan Hadar Country Manager	The Executive: Dov Tamarkin /s/ Dov Tamarkin Signature